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                                                                   EXHIBIT 10.13

                          FIRST AMENDED AND RESTATED
                       NON-NEGOTIABLE SUBORDINATED NOTE
                       --------------------------------

THIS SUBORDINATED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES ("STATE ACT"). THE SECURITIES EVIDENCED BY THIS NOTE MAY NOT BE OFFERED, SOLD OR TRANSFERRED FOR VALUE, DIRECTLY OR INDIRECTLY, IN THE ABSENCE OF SUCH REGISTRATION UNDER THE ACT AND QUALIFICATION UNDER APPLICABLE STATE ACTS, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND QUALIFICATION UNDER APPLICABLE STATE ACTS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE REASONABLE SATISFACTION OF ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

                  ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

Subordinated Note Due December 30, 2021

$120,000,000                                             Los Angeles, California
                                                                   March 2, 2000

                                 ------------------

     Entravision Communications Company, L.L.C., a Delaware limited liability company (the "Company"), for value received, hereby promises to pay to Univision Communications Inc., a Delaware corporation ("Univision"), at 1999 Avenue of the Stars, Suite 3050, Los Angeles, California 90067, the principal sum of One Hundred Twenty Million Dollars ($120,000,000) together with interest (computed on the basis of a 360-day year) from the date of this Note, (the "Commencement Date") on the unpaid balance of such principal amount at 7.01% (the "Interest Rate"). Principal and interest under this Note shall be payable as follows:
Interest on this Note shall be due and payable semi-annually, as it accrues, beginning six (6) months after the Commencement Date and continuing regularly and semi-annually thereafter each calendar year until December 30, 2021, when the outstanding principal balance of this Note, together with all accrued and unpaid interest thereon, shall be due and payable in full. Reference is made to the Company's First Amended and Restated Operating Agreement dated as of December 30, 1996 (as amended from time to time, the "Operating Agreement"). Capitalized terms not defined herein shall have the meaning given to such terms in the Operating Agreement. This Note amends, restates and supersedes that certain Non-Negotiable Subordinated Note dated December 30, 1996 in the principal amount of $10,000,000 executed by the Company in favor of Univision.

     1.  Subordination.
         -------------

          a.  Subordination to Senior Indebtedness.  The indebtedness evidenced
              ------------------------------------
by this Note, and the payment of the principal hereof and any interest hereon, is wholly subordinated,
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junior and subject in right of payment, to the extent and in the manner hereinafter provided, to the prior payment of all Senior Indebtedness (as hereinafter defined) of the Company now outstanding or hereafter incurred. "Senior Indebtedness" means the principal of and interest on, together with all other payment obligations under (i) all indebtedness of the Company to banks, trust companies, insurance companies and other financial institutions, including commercial paper and accounts receivable sold or assigned by the Company to such institutions; (ii) obligations of the Company as lessee under leases of real or personal property; (iii) any indebtedness of the Company issued or incurred in connection with the acquisition of an equity interest in a business or with the assets of a business; (iv) shareholder and/or member loans, junk bond debt, trade debt incurred in the ordinary course of business and other unsecured debt;
(v) deferrals, renewals, extensions and refunding of and modifications to any such indebtedness or obligations described in (i), (ii), (iii) and (iv) above; and (vi) any other indebtedness of the Company which the Company and Univision may hereafter from time to time expressly and specifically agree in writing.

          b.  Payment Upon Dissolution, Etc.  Upon payment or distribution of
              ------------------------------
assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or other proceedings, all principal and interest, together with all other payment obligations under, due upon any Senior Indebtedness shall first be paid in full, or payment thereof in full duly provided for, before Univision shall be entitled to receive or, if received, to retain any payment or distribution on account of this Note; and upon any such dissolution or winding-up or liquidation or reorganization, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which Univision would be entitled except for the provisions of this Section 1 shall be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by Univision if it shall have received such payment or distribution, directly to the holders of the Senior Indebtedness (pro rata to
                                                                     --- ----
each such holder on the basis of the respective amounts of such Senior Indebtedness held by such holder) or their representatives to the extent necessary to pay all such Senior Indebtedness in full after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness, before any payment or distribution is made to Univision. In the event of any such dissolution, winding-up, liquidation or reorganization of the Company, Univision shall be entitled to be paid one hundred percent (100%) of the outstanding principal amount hereof and accrued interest hereon before any distribution of assets shall be made among the holders of any class of Membership Units of the Company in their capacities as holders of such Membership Units.

              For purposes of this paragraph (b), the words "assets" and "cash, property or securities" shall not be deemed to include Membership Units of the Company as reorganized or readjusted, or Membership Units of the Company or any other person provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this Section 1 with respect to this Note to the payment of all Senior Indebtedness which may at the time be outstanding; provided that (i) the Senior Indebtedness is
                            --------
assumed by the new person, if any, resulting from any such reorganization or readjustment, and (ii) the rights

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of the holders of Senior Indebtedness are not, without the consent of such holders, altered by such reorganization or readjustment.

          c.  Subrogation.  Subject to payment in full of all Senior
              -----------
Indebtedness, Univision shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of the assets of the Company made on such Senior Indebtedness until all principal and interest on this Note shall be paid in full; and, for purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness of any cash, property or securities to which Univision would be entitled except for the subordination provisions of this Section 1 shall, as between Univision and the Company and/or its creditors other than the holders of the Senior Indebtedness, be deemed to be a payment on account of the Senior Indebtedness.

          d.  Rights of Holder Unimpaired.  The provisions of this Section 1 are
              ---------------------------
and are intended solely for the purposes of defining the relative rights of Univision and the holders of Senior Indebtedness; and nothing in this Section 1 shall impair, as between the Company and Univision, the obligation of the Company, which is unconditional and absolute, to pay to Univision the principal hereof and interest hereon, in accordance with the terms of this Note; nor shall anything herein prevent Univision from exercising all remedies otherwise permitted by applicable law or hereunder upon default, subject to the rights set forth above of holders of Senior Indebtedness to receive cash, property or securities otherwise payable or deliverable to Univision.

          e.  Holders of Senior Indebtedness.  These provisions regarding
              ------------------------------
subordination will constitute a continuing offer to all persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness; such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are hereby made obligees under such provisions to the same extent as if they were named herein, and they or any of them may proceed to enforce such subordination. Univision shall execute and deliver to any holder of Senior Indebtedness (i) any such instrument as such holder of Senior Indebtedness may request in order to confirm the subordination of this Note to such Senior Indebtedness upon the terms set forth in this Note, and (ii) any powers of attorney specifically confirming the rights of holders of Senior Indebtedness to enforce such subordination and all such proofs of claim, assignments of claim and other instruments as may be requested by the holders of Senior Indebtedness or their representatives to enforce all claims upon or in respect of this Note.

          f.  Payments on Subordinated Note.  Subject to the terms of this
              -----------------------------
Section 1, the Company may make payments of the principal of, and any interest on, this Note, if at the time of payment, and immediately after giving effect thereto, (i) there exists no default in any payment with respect to any Senior Indebtedness and (ii) there shall not have occurred an event of default (other than a default in the payment of amounts due thereon) with respect to any Senior Indebtedness, as defined in the instrument under which the same is outstanding, permitting the holders thereof to accelerate the maturity thereof, other than an event of default which shall have been cured or waived or shall have ceased to exist. All payments of principal and interest with respect to this Note and all other Subordinated Notes of the Company due at the

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time of said payment shall be made ratably in proportion to the aggregate amount outstanding with respect to each of the Notes.

     2.  Prepayment.  The principal and interest indebtedness represented by
         ----------
this Note may be prepaid to Univision, in whole or in part, without penalty, any time upon thirty (30) days' prior written notice from Company to Univision.

     3.  Univision Rights.
         ----------------

         a.  Matters Requiring Univision Approval.  The following matters
             ------------------------------------
shall require Univision's approval, which shall not be unreasonably withheld, except as otherwise specified:

             i. Acquisition of assets by the Company for a purchase price equal to or greater than the greater of (a) Five Million Dollars ($5,000,000) or
(b) ten percent (10%) of the Company's "Net Asset Value." Net Asset Value shall be defined to mean the most recent four (4) quarters of EBITDA (excluding "Additional Compensation" as that term is defined in that certain Letter Agreement between Univision and the Company dated December 30, 1996), times eight (8), less outstanding indebtedness, other than the Subordinated Note.

             ii. Incurrence of debt (excluding the Subordinated Note and debt under the Credit Facility) if, on a pro forma basis, the debt to EBITDA ratio would exceed the ratio set forth below for the applicable EBITDA of the Company:


             EBITDA                                  LEVERAGE RATIO
             -------                                 --------------

             Up to $5 million                           4.00 : 1
             $5.0 to less than $6.5 million             4.25 : 1
             $6.5 to less than $8.0 million             4.50 : 1
             $8.0 to less than $10.0 million            4.75 : 1
             $10 million or greater                     5.00 : 1

             iii. Any transaction involving the direct or indirect transfer or sale of any FCC License, (including the sale of Membership Units) in which case, except as provided below, Univision's consent may be withheld in its sole discretion; provided, however, in connection with a transfer of Membership Interests subject to the provisions of Section 26(d) of the Operating Agreement, the Managing Members may submit to Univision a list of potential transferees prior to the right of first offer pursuant to said Section 26(d) of the Operating Agreement and such potential transferees may be approved by Univision, which approval shall not be unreasonably withheld. If such transferee is approved in such a manner, an indirect transfer of an FCC License as a result of such transfer of Membership Interests to such transferee that complies with
Section 26(d) of the Operating Agreement, shall be deemed approved hereunder; provided, further, that Univision agrees to not unreasonably withhold its approval of other potential transferees under Section 26(d) of the Operating Agreement.

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              iv.  Distributions to Members in excess of quarterly tax
distributions (calculated at the highest applicable federal and state income tax rates, taking into account the deduction of state income taxes for federal income tax purposes). The Company shall be permitted to make additional distributions in amounts in excess of reasonable working capital and reserve requirements if concurrent with such distribution the Company makes a prepayment of principal on this Subordinated Note in an amount equal to the "Prepayment Amount" (as defined below). The "Prepayment Amount" shall be determined as follows:

              A = B (C + A)
              A equals the amount to be prepaid on this Subordinated Note;
              B equals Univision's then existing Option Percentage (as defined in Exhibit "D" to the Operating Agreement);
              C equals the total distributions proposed to be made to the Members of the Company;

              v. Transactions with any Member in excess of $50,000 or not at arm's length (except for existing management contracts, employment agreements, and loans existing at the date hereof and scheduled in the Credit Facility between the Company, among others, and Union Bank of California, N.A., as agent for various banks).

              vi. Amendments to the Operating Agreement that would adversely affect the Class A Non-Managing Membership Units or Univision with respect to its rights under the Operating Agreement.

              vii. The merger or consolidation of the Company with a third party or the sale of all, or substantially all, the assets of the Company, in which case Univision may withhold its consent, in its sole discretion.

              viii. The issuance of additional Membership Units in the Company pursuant to Section 7(c)(iii) of the Operating Agreement.

              ix. The dissolution and liquidation of the Company, in which case Univision may withhold its consent, in its sole discretion.

              x. Any other action by the Company that, assuming full exercise of the rights of Univision under that certain Amended and Restated Subordinated Note Purchase and Option Agreement dated December 30, 1996 between and among the Company, Univision, et al., as amended from time to time, would require Univision's approval under the Operating Agreement.

The foregoing approval rights shall terminate upon repayment of the Note or upon the closing of Univision's sale of a majority of the principal amount of this Note to a third party.

          b.  Inspection Rights; Reports.  So long as this Note remains
              --------------------------
outstanding, Univision shall (i) have the inspection rights of a Member of the Company set forth in the

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Operating Agreement and (ii) shall be entitled to receive all financial reports provided to the Members of the Company pursuant to the Operating Agreement.

     4.  [Intentionally omitted.]

     5.  No Assignment.  This Note may be transferred, assigned or encumbered
         -------------
only with the consent of the Company which consent the Company may withhold in its sole discretion.

     6.  Default.  Subject to the terms, provisions and conditions any time
         -------
contained in any Subordination Agreement by and between Univision and the holder(s) of any Senior Indebtedness, Univision can require that the entire unpaid principal of this Note and the interest then accrued on this Note shall become and be immediately due and payable upon written demand of Univision, without any other notice or demand of any kind or any presentment or protest, if any one of the following events (an "Event of Default") shall occur and be continuing at the time of such demand, whether voluntarily or involuntarily, or, without limitation, occurring or brought about by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any governmental body:

         a. The failure to pay any principal and/or interest amount when due hereunder;

         b. If the Company (i) makes a general assignment for the benefit of creditors; (ii) applies for, consents to, acquiesces in, files a petition or an answer seeking, or admits (by answer, default or otherwise) the material allegations of a petition filed against it seeking the appointment of a trustee, receiver, liquidator or assignee in bankruptcy or insolvency of itself or of all or a substantial portion of its assets, or a reorganization, arrangement with creditors or other remedy, relief or adjudication available to or against a bankrupt, insolvent or debtor under any bankruptcy or insolvency law or any law relating to relief of debtors; or (iii) admits in writing its inability to pay its debts generally as they become due; or

         c. If a decree, order or judgment shall have been entered adjudging the company a bankrupt or insolvent, or appointing a receiver, liquidator, trustee or assignee in bankruptcy or insolvency for it or for all or a substantial portion of its assets or approving a petition seeking a reorganization, arrangement or the winding-up or liquidation of its affairs on the grounds of insolvency or nonpayment of debts, and such decree, order or judgment shall remain undischarged and unstayed for a period of sixty (60) days; or if any substantial part of the property of the Company is sequestered or attached and shall not be returned to the possession of the Company or such subsidiary or released from such attachment within sixty (60) days.

         d. A material breach of the terms of this Note which goes uncured for a period of thirty (30) days from written notice from Univision to the Company; provided that if such breach is not curable within thirty (30) days, the Company shall have such longer period as may be reasonably necessary to cure such breach so long as it diligently continues to pursue such cure.

     7.  General.
         -------

         a.   Successors and Assigns.  Subject to the restrictions on
              ----------------------
assignment/transfer contained in Section 5 of this Note, this Note, and the obligations and rights of the Company hereunder, shall be binding upon and inure to the benefit of the Company, Univision and their respective heirs, successors and assigns.

         b.   Recourse.  This Note is unsecured.  Recourse under this Note shall
              --------
be to the general unsecured assets of the Company only and in no event to the Managing Members, officers, or Members of the Company.

         c.   Changes.  Changes in or additions to this Note may be made or
              -------
compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), upon written consent of the Company and Univision.

         d.   Currency.  All payments shall be made in such coin or currency of
              --------
the United States of America as at the time of payment shall be legal tender therein for the payment of public and private debts.

         e.  Notices.  All notices, requests, consents and demands shall be
             -------
made in writing and shall be mailed postage prepaid, or delivered by hand at the addresses set forth below or to such other address as may be furnished in writing to the other party hereto:

         Univision:

         Univision Communications Inc.
         1999 Avenue of the Stars, Suite 3050
         Los Angeles, California  90067
         Telephone No.:  (310) 556-7600

         The Company:

         Entravision Communications Company, L.L.C.
         Attention: Walter F. Ulloa and Philip C. Wilkinson
         2425 Olympic Boulevard, Suite 6000 West
         Santa Monica, California 90404
         Telephone No.: (310) 447-3870
         Facsimile No.: (310) 447-3899

         f.  Saturdays, Sundays, Holidays.  If any date that may at any time be
             ----------------------------
specified in this Note as a date for the making of any payment of principal or interest under this Note shall fall on Saturday, Sunday or on a day which in the State of California shall be a legal holiday, then the date for the making of that payment shall be the next subsequent day which is not a Saturday, Sunday or legal holiday.

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

         g.   Governing Law.  This Note shall be construed and enforced in
              -------------
accordance with, and the rights of the parties shall be governed by, the laws of the State of California, without giving effect to any conflicts of laws principles.

         h.   Definitions.  Any capitalized, but undefined, terms used in this
              -----------
Note shall have the same meaning set forth in the Operating Agreement.

                 [Remainder of Page Intentionally Left Blank]

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

     IN WITNESS WHEREOF, this Note has been executed and delivered on the date first above written by the Managing Members of the Company.

                    ENTRAVISION COMMUNICATIONS COMPANY, L.L.C., a Delaware limited liability company


                    By:/s/ Walter F. Ulloa
                       -------------------
                         Walter F. Ulloa, Chairman, Chief Executive Officer and Managing Member


                    By:/s/ Philip C. Wilkinson
                       -----------------------
                         Philip C. Wilkinson, President, Chief Operating Officer and Managing Member

Acknowledged and Agreed:

UNIVISION COMMUNICATIONS INC.


By:/s/ Andrew W. Hobson
   --------------------
Name:  Andrew W. Hobson
       ----------------
Title:  EVP
        ---

                 [Signature Page to First Amended and Restated
                       Non-Negotiable Subordinated Note]

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